Exhibit 11

SHARE LENDING AGREEMENT

Dated as of January 9, 2013

Between

Lumen Investments S.à r.l., a company incorporated under Luxembourg law (“Lender”) and

ArcelorMittal, a société anonyme incorporated under Luxembourg law (“Borrower”)

This AGREEMENT sets forth the terms and conditions under which Borrower may, from time to time, borrow from Lender shares of Common Stock.

The parties hereto agree as follows:

Section 1.  Certain Definitions.  The following capitalized terms shall have the following meanings:

“Act” means the Securities Act of 1933, as amended.

“Authorization Date” means the date that is three Business Days after the date on which a general meeting of shareholders of the Borrower has approved a New Share Resolution.

“Business Day” means a day on which regular trading occurs on the New York Stock Exchange and NYSE-Euronext.

“Cash” means any coin or currency of the United States as at the time shall be legal tender for payment of public and private debts.

“Clearing Organization” means The Depository Trust Company, or, if agreed to by Borrower and Lender, such other securities clearing organization at which Borrower and Lender maintain accounts as Borrower and Lender may specify.

“Common Stock” means shares of common stock, no par value, of Borrower; provided that, if the Common Stock shall be exchanged or converted into any other security, assets or other consideration (including cash) as the result of any merger, consolidation, other business combination, reorganization, reclassification, recapitalization or other corporate action (including, without limitation, a reorganization in bankruptcy), then, effective upon such exchange or conversion, the amount of such other security, assets or other consideration received in exchange for one share of Common Stock (without regard to any substitutions of cash in lieu of fractional securities) shall be deemed to become one share of Common Stock.  For purposes of the foregoing, where a share of Common Stock may be converted or exchanged into more than a single type of consideration based upon any form of stockholder election, such consideration will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Borrower’s Common Stock that affirmatively make such an election.

“Cutoff Time” shall mean 10:00 a.m. in the jurisdiction of the Clearing Organization, or such other time on a Business Day by which a transfer of Loaned Shares must be made by Borrower or Lender to the other, as shall be determined in accordance with market practice.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Lender’s Designated Account” means the securities account of Lender, to be notified by the Lender to the Borrower, on which the Common Stocks to be lent hereunder are credited.

“Loaned Shares” means shares of Common Stock transferred in a Loan hereunder until such Common Stock (or identical Common Stock) is transferred back to Lender hereunder; provided that, to the extent Borrower subsequently transfers to another transferee shares of Common Stock initially transferred to Borrower hereunder, “Loaned Shares” means an equivalent number of shares of Common Stock.  If, as the result of a stock dividend, stock split or reverse stock split, the number of outstanding shares of Common Stock is increased or decreased, then the number of outstanding Loaned Shares shall be proportionately increased or decreased, as the case may be.  If any new or different security or securities, assets or other consideration shall be exchanged for the outstanding shares of Common Stock as described in the definition thereof, such new or different security or securities, assets or other consideration shall, effective upon such exchange, be deemed to become a Loaned Share in substitution for the former Loaned Share for which such exchange is made and in the same proportions as described in the definition of “Common Stock.”  For purposes of return of Loaned Shares by Borrower, Borrower may return securities of the same issuer, class and quantity as the Loaned Shares as adjusted pursuant to the two preceding sentences.

“Mandatory Convertible Notes” means up to US$2.25 billion principal amount of 6% mandatorily convertible subordinated notes due 2016 that are mandatorily convertible into new or existing ordinary shares of Common Stock issued by Borrower.

“Maximum Number of Shares” means 48,900,000 shares of Common Stock, subject to adjustment as follows:

(a) If, as the result of a stock dividend, stock split or reverse stock split, the number of outstanding shares of Common Stock is increased or decreased, the Maximum Number of Shares shall, effective as of the payment or delivery date of any such event, be proportionally increased or decreased, as the case may be.

(b) Upon the termination of any Loan pursuant to Section 4(a), the Maximum Number of Shares shall be reduced by the number of Loaned Shares surrendered by Borrower to Lender.

“New Share Resolution” means a resolution adopted by a general meeting of the shareholders of the Borrower approving sufficient authorized share capital and authorizing the Board of Directors of Borrower to allow return to the Lender of all Borrowed Shares.

“Securities Act” means the Securities Act of 1933, as amended.

“UCC” means the Uniform Commercial Code as in effect in the State of New York on the date hereof and as it may be amended from time to time.

Section 2.  Loans Of Shares; Transfers of Loaned Shares

(a) Subject to the terms and conditions of this Agreement, Lender hereby agrees to make available for borrowing by Borrower, at any time and from time to time, for delivery at the times specified in Section 2(b), shares of Common Stock up to, in the aggregate, the Maximum Number of Shares.

(b) Subject to the terms and conditions of this Agreement, Borrower may, from time to time, by written notice to Lender (a “Borrowing Notice”) initiate one or more transactions in which Lender will lend Loaned Shares to Borrower through the delivery by Lender of such Loaned Shares to Borrower upon the terms, and subject to the conditions, set forth in this Agreement (each such delivery and loan, a “Loan”).  Such Loan shall be confirmed through the book-entry settlement system of the Clearing Organization.  The records maintained by the Clearing Organization shall constitute conclusive evidence with respect to the Loan, including the number of shares of Common Stock that are the subject of the Loan to which the applicable records relate.

(c) Lender shall transfer Loaned Shares to Borrower on or before the Cutoff Time on the date specified in the Borrowing Notice for the commencement of the Loan, which date shall not be earlier than the Business Day following the receipt by Lender of the Borrowing Notice and shall be the date upon which an equal amount of shares of Common Stock are deliverable by the Borrower pursuant to the terms of the Mandatory Convertible Notes.  Delivery of the Loaned Shares to Borrower shall be made in the manner set forth under Section 9 below.

Section 3.  Loan Fee.  Borrower agrees to pay Lender a loan fee (the “Loan Fee”) accruing at a daily rate equal to US$0.00046 per Loaned Share.  Loan Fees shall accrue from and including the date on which the Loaned Shares are delivered to Borrower to, but excluding, the date on which such Loaned Shares are returned to Lender.  Unless otherwise agreed between the Borrower and the Lender, any Loan Fee hereunder shall be payable on the last Business Day of each calendar month and, when applicable, on the date of termination of all Loans hereunder.

Section 4.  Loan Terminations.

(a) Borrower may terminate all or any portion of a Loan on any Business Day by giving written notice thereof to Lender and transferring the corresponding number of Loaned Shares to Lender, without any consideration being payable in respect thereof by Lender to Borrower.  Any such loan termination shall be effective upon delivery of the Loaned Shares in accordance with the terms hereof.

(b) Subject to Section 10 below, all outstanding Loans, if any, shall terminate on the Authorization Date and all Loaned Shares then outstanding, if any, shall be delivered by Borrower to Lender, without any consideration being payable in respect thereof by Lender to Borrower, no later than the fifth Business Day following the Authorization Date.

Section 5.  Distributions.  Dividends or distributions in respect of the Loaned Shares shall accrue to any transferee (other than the Borrower) of the Loaned Shares and shall not be reimbursable to the Lender.

Section 6.  Rights in Respect of Loaned Shares.  Subject to the terms of this Agreement, including Borrower’s obligation to return the Loaned Shares in accordance with the terms of this Agreement, and except as otherwise agreed by Borrower and Lender or Borrower and any subsequent transferee of Loaned Shares, insofar as such person is the record owner of any such Loaned Shares, such person shall have all of the incidents of ownership in respect of any such Loaned Shares, including the right to transfer the Loaned Shares to others and the right to vote.

Section 7.  Representations and Warranties.

(a) Each of Borrower and Lender represent and warrant to the other that:

(i)  it has full power to execute and deliver this Agreement, to enter into the Loans contemplated hereby and to perform its obligations hereunder;

(ii)  it has taken all necessary action to authorize such execution, delivery and performance;

(iii) this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto; and

(iv) the execution, delivery and performance of this Agreement does not and will not violate, contravene, or constitute a default under, (A) its articles of incorporation, (B) any laws, rules or regulations of any governmental authority to which it is subject, (C) any contracts, agreements or instrument to which it is a party or (D) any judgment, injunction, order or decree by which it is bound.

(b) Lender represents and warrants to Borrower, as of the date hereof, and as of the date any Loaned Shares are transferred to Borrower in respect of any Loan hereunder, that:

(i) The Lender is the record and beneficial owner of the Loaned Shares to be leant by it hereunder free and clear of all liens, encumbrances, equities and claims, and, assuming that the Borrower acquires its interest in the Loaned Shares without notice of any adverse claim (within the meaning of Section 8-105 of the UCC, the Borrower will have acquired a security entitlement (within the meaning of Section 8-102(a)(17) of the UCC) to such Loaned Shares, and no action based on an adverse claim (within the meaning of Section 8-105 of the UCC) may be asserted against the Borrower with respect to such Loaned Shares;

(ii) No consent, approval, authorization or order of any court or governmental agency or body is required for the consummation by the Lender of the transactions contemplated herein, except such as may have been obtained under the Act and such as may be required under the blue sky laws of any jurisdiction in connection with the purchase and distribution of the Loaned Shares by the Borrower and such other approvals as have been obtained;

(iii) Neither the loan of the Loaned Shares nor the consummation of any other of the transactions herein contemplated by the Lender or the fulfillment of the terms hereof by the Lender will conflict with, result in a breach or violation of, or constitute a default under any law or the charter or by-laws of the Lender or the terms of any indenture or other agreement or instrument to which the Lender  is a party or bound, or any judgment, order or decree applicable to the Lender  of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Lender;  and

(iv) as of the date any Loaned Shares are transferred to Borrower in respect of any Loan hereunder, Lender is not “insolvent” (as such term is defined under Section 101(32) of Title 11 of the United States Code).

(c) The representations and warranties of Borrower and Lender under this Section 7 shall remain in full force and effect at all times during the term of this Agreement and shall survive the termination for any reason of this Agreement.

Section 8.  Covenants.

(a) Borrower covenants and agrees with Lender that (i) it will use its commercially reasonable efforts to obtain approval by a general meeting of shareholders of the Borrower of a New Share Resolution not later than June 30, 2013 (it being acknowledged that the Lender cannot compel such stockholder approval), and (ii) upon such approval, it will use its commercially reasonable efforts to cause the shares deliverable under this Agreement to be approved for listing on the New York Stock Exchange and the other exchanges upon which the Common Stock is then listed.

(b) In determining how to satisfy its obligations to deliver shares of Common Stock pursuant to the terms of the Mandatory Convertible Notes, Borrower shall give preference to the use of shares of Common Stock authorized but unissued by Borrower over the borrowing of shares of Common Stock under this Agreement.

Section 9.  Transfers.

(a) All transfers of Loaned Shares to Borrower hereunder shall be made by the crediting by a Clearing Organization of such Loaned Shares to Borrower’s “securities account” (within the meaning of Section 8-501 of the UCC) designated in the relevant Borrowing Notice maintained with such Clearing Organization.  All transfers of Loaned Shares to Lender hereunder shall be made by the crediting of such Loaned Shares to Lender’s Designated Account.  In every transfer of “financial assets” (within the meaning of Section 8-102 of the UCC) hereunder, the transferor shall take all steps necessary (a) to effect a delivery to the transferee under Section 8-301 of the UCC, or to cause the creation of a security entitlement in favor of the transferee under Section 8-501 of the UCC, (b) to enable the transferee to obtain “control” (within the meaning of Section 8-106 of the UCC), and (c) to provide the transferee with comparable rights under any applicable foreign law or regulation that is applicable to such transfer.

(b) All transfers of cash hereunder to Borrower or Lender shall be by wire transfer in immediately available, freely transferable funds.

(c) A transfer of securities or cash may be effected under this Section 9 on any day except (i) a day on which the transferee is closed for business at its address set forth in Section 15 or (ii) a day on which a Clearing Organization or wire transfer system is closed, if the facilities of such Clearing Organization or wire transfer system are required to effect such transfer.

Section 10.  Indemnities.

(a) Lender hereby agrees to indemnify and hold harmless Borrower and its affiliates and its former, present and future directors, officers, employees and other agents and representatives from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, liens, taxes, penalties, obligations and expenses (and losses relating to Borrower’s market activities as a consequence of becoming, or of the risk of becoming, subject to Section 16(b) under the Exchange Act, including without limitation, any forbearance from market activities or cessation of market activities and any losses in connection therewith or with respect to this Agreement) incurred or suffered by any such person or entity directly or indirectly arising from, by reason of, or in connection with, (i) any breach by Lender of any of its representations or warranties contained in Section 7 or (ii) any breach by Lender of any of its covenants or agreements in this Agreement.

(b) Borrower hereby agrees to indemnify and hold harmless Lender and its affiliates and its former, present and future directors, officers, employees and other agents and representatives from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, liens, taxes, penalties, obligations and expenses incurred or suffered by any such person or entity directly or indirectly arising from, by reason of, or in connection with (i) any breach by Borrower of any of its representations or warranties contained in Section 7 or (ii) any breach by Borrower of any of its covenants or agreements in this Agreement.

(c) In case any claim or litigation which might give rise to any obligation of a party under this Section 10 (each an “Indemnifying Party”) shall come to the attention of the party seeking indemnification hereunder (the “Indemnified Party”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of the existence and amount thereof; provided that the failure of the Indemnified Party to give such notice shall not adversely affect the right of the Indemnified Party to indemnification under this Agreement, except to the extent the Indemnifying Party is materially prejudiced thereby.  The Indemnifying Party shall promptly notify the Indemnified Party in writing if it accepts such claim or litigation as being within its indemnification obligations under this Section 10.  Such response shall be delivered no later than 30 days after the initial notification from the Indemnified Party; provided that, if the Indemnifying Party reasonably cannot respond to such notice within 30 days, the Indemnifying Party shall respond to the Indemnified Party as soon thereafter as reasonably possible.

(d) An Indemnifying Party shall be entitled to participate in and, if (i) in the good faith judgment of the Indemnified Party such claim can properly be resolved by money damages alone and the Indemnifying Party has the financial resources to pay such damages and (ii) the Indemnifying Party admits that this indemnity fully covers the claim or litigation, the Indemnifying Party shall be entitled to direct the defense of any claim at its expense, but such defense shall be conducted by legal counsel reasonably satisfactory to the Indemnified Party.  An Indemnified Party shall not make any settlement of any claim or litigation under this Section 10 without the written consent of the Indemnifying Party.

Section 11.  Termination Of Agreement.

(a) This Agreement may be terminated at any time by the written agreement of Lender and Borrower.

(b) Unless otherwise agreed by Borrower and Lender, the provisions of Section 10 shall survive the termination of this Agreement.

Section 12. Registration Provisions. Lender shall use its commercially reasonable efforts to cooperate in the registration for sale of the Loaned Shares by the Borrower, at the expense of Borrower.  In no event shall this Section 14 require Lender to register shares of Common Stock in excess of the Maximum Number of Shares.

Section 13. Notices.

(a) All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when received.

(b) All such notices and other communications shall be directed to the following address:

(i)	If to Borrower to:

ArcelorMittal 19, Avenue de la Liberté L-2930 Luxembourg Grand Duchy of Luxembourg

(ii)	If to Lender to:

Lumen Investments S.à r.l. 65, boulevard Grande-Duchesse Charlotte L-1331 Luxembourg Grand Duchy of Luxembourg Fax: +352 26 38 35 09

(c) In the case of any party, at such other address as may be designated by written notice to the other parties.

Section 14.  Governing Law; Submission To Jurisdiction; Severability.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into and to be performed within such state.

(b) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY SUCH COURT, SOLELY FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT TO ENFORCE ITS OBLIGATIONS HEREUNDER OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY LOAN HEREUNDER AND (B) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF ITS PLACE OF RESIDENCE OR DOMICILE.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(d) To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.

Section 15.  Counterparts.  This Agreement may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto to have executed this Share Lending Agreement as of the date and year first above written.

Lumen Investments S.à r.l. as Lender
By: /s/ Jean-Christophe Dauphin Name: Jean-Christophe Dauphin Title: Manager A By: /s/ Georges Scheuer Name: Georges Scheuer Title: Manager A

ArcelorMittal, as Borrower
By: /s/ Thierry Royer Name: Thierry Royer Title: Vice President, Treasury By: /s/ Sudhir Maheshwari Name: Sudhir Maheshwari Title: Group Management Board Member